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                                                                    EXHIBIT 10.1

                            CONSIGNMENT AGREEMENT


    CONSIGNMENT AGREEMENT ("Agreement") made as of the 17th day of June, 1996, 1996, by and between UNION BANK OF SWITZERLAND, NEW YORK BRANCH, with its principal branch at 299 Park Avenue, New York, New York 10171 ("Consignor") and OROAMERICA, INC., a Delaware corporation with its principal office at 443 North Varney Street, Burbank, California 91502 ("Consignee").

    Consignee has requested that Consignor deliver precious metals on consignment and, in some instances, for sale to Consignee and Consignor is able and willing to make those deliveries and sales on the terms and conditions of this Consignment Agreement. To effectuate this arrangement, Consignor and Consignee agree as follows:

    1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate Foreign Vendor" shall mean any vendor of Consignee's products located outside of the United States in which Consignee has a forty-five percent (45%) or greater ownership interest AND which is listed on EXHIBIT A-3 attached hereto.

         "Collateral Agent" shall mean Fleet Precious Metals Inc., a Rhode Island corporation, as collateral agent for itself, Consignor and others pursuant to the Intercreditor Agreement.

         "Consignee's Counsel" shall mean Ervin, Cohen & Jessup, or such other counsel as Consignee may retain.

         "Consignment" shall mean a Delivery of Precious Metal pursuant to this Agreement.

         "Consignment Limit" shall mean the LESSER of: (i) Twenty-Five Thousand (25,000) ounces of fine gold; or (ii) Consigned Precious Metal with a Fair Market Value equal to Ten Million Dollars ($10,000,000).




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         "1995 Consignment Agreement" shall mean that certain Consignment
    Agreement by and between Consignor and Consignee dated as of May 30, 1995, as the same may be extended, amended or restated from time to time.

         "Consignment Period" shall mean with respect a Consignment, the period beginning on (and including) the date of Delivery of such Precious Metal so consigned (or in the case of previously Consigned Precious Metal, the date on which the Consignment of such Precious Metal (or any portion thereof) is continued in accordance with a Continuation Notice [as defined in the Pricing Schedule]) by the Consignor to the Consignee pursuant to the terms of this Consignment Agreement and shall end on (but exclude) the day which numerically corresponds to such date one, two, or three months (or such other period, if agreed to in writing by the Consignor and Chemical) thereafter or, if such month has no numerically corresponding day, on the last business day of such month, Consignor shall confirm in its notice to Consignee pursuant to Section 3 hereof.

         "Consigned Precious Metal" shall mean Precious Metal which Consignor has consigned to Consignee pursuant to the terms of this Consignment Agreement for which full payment has not been received or which has not been Redelivered to Consignor.

         "Consolidated Interest Expense" shall have the meaning set forth within the definition of "EBIDA" herein.

         "Credit Agreement" shall mean the Agreement between Consignee and Bank of America National Trust and Savings Association dated as of July 22, 1994, as amended, pursuant to which Consignee borrows working capital secured by accounts receivable and other collateral, and all amendments, refinancings, renewals, extensions, substitutions and replacements thereof, with the same or different lenders.

         "Daily Consignment Fee" as applied to each outstanding Consignment shall mean, for each day, the sum obtained by multiplying the applicable Consignment Fee for such Consignment, as defined in the Pricing Schedule, BY one-three hundred sixtieth (1/360) BY the Fixed Amount, or such other amount as Consignee shall determine in its sole discretion on thirty (30) days prior Notice to Consignee.




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    The sum of all Daily Consignment Fees for all outstanding Consignments shall be the Daily Consignment Fees.

         "Deliver" shall mean, as determined by Consignor, either to actually ship or to credit Precious Metal to the account of Consignee with one or more third parties when no physical movement thereof is contemplated by the parties.

         "Delivery" shall mean, as determined by Consignor, either an actual shipment or Consignor's crediting Precious Metal to the account of Consignee with one or more third parties when no physical movement thereof is contemplated by the parties.

         "Duly Authorized Officer" shall mean the President of Consignee or Consignor, or other officer or employee of either party who is authorized by the party's Board of Directors or an executive committee of such Board of Directors.

         "EBIDA" shall mean, for any fiscal year of Consignee, the sum of the following, all determined in accordance with generally accepted accounting principles consistently applied: (a) the consolidated net income of Consignee and its consolidated subsidiaries; PLUS (to the extent deducted in determining consolidated net income) (b) all provisions for federal, state and other income taxes made by Consignee and its consolidated subsidiaries for such period; plus (c) to the extent deducted from consolidated net income, the consolidated interest expense of Consignee and its consolidated subsidiaries, including but not limited to:
    (i) capitalized and noncapitalized interest; (ii) consignment fees, including but not limited to Daily Consignment Fees payable under this Agreement; (iii) the interest component of rentals under capitalized leases; and (iv) imputed non-cash interest in respect of zero-coupon indebtedness (collectively, "Consolidated Interest Expense").

         "Event of Default" shall mean an event of default under SECTION 13 of this Agreement.

         "Fair Market Value" on any day shall mean: the Second London Gold Fixing for that day. If no such price is available for a particular day, the price shall be fixed at the level for the next previous day for which a price is available or at Consignor's election based upon such other recognized market index announced by Consignor.




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         "Financial Statements" shall mean the balance sheet of Consignee, income statement of Consignee and cash flow statements of Consignee for the year or other period then ended, together with supporting schedules, prepared on a consolidated basis in accordance with generally accepted accounting principles consistently applied and, in the case of the balance sheet, income statements, retained earnings statements and cash flow statement, as at the close of and for the fiscal year of Consignee, certified by Consignee's independent certified public accountants.

         "Fixed Amount" shall mean Fair Market Value of the Consigned Precious Metals established on the applicable Valuation Date with regard to a particular Consignment.

         "Guarantor" shall mean Jerry Madison Jewelry, Inc., a California corporation and wholly-owned subsidiary of Consignee.

         "Guaranty" shall mean that certain Limited Guaranty executed by Guarantor in favor of Consignor, the Agent and others dated July 22, 1994, as amended and as the same may be further amended from time to time.

         "Intercreditor Agreement" shall mean that certain Second Amended and Restated Intercreditor Agreement by and among Consignor, Chemical Bank ("Chemical") the Collateral Agent and others, as acknowledged by Consignee and Guarantor, dated as of July 22, 1994 (which amends and restates that certain Amended and Restated Intercreditor Agreement dated as of February 25, 1994), as amended by a Third Amendment and Agreement dated as of May 30, 1995, a Fourth Amendment and Agreement dated as of July 28, 1995, a Fifth Amendment and Agreement dated as of March 15, 1996, and a Sixth Amendment and Agreement dated of even date herewith and as the same may be further amended and/or amended and restated from time to time.

         "Inventory Precious Metal" shall have the meaning set forth in
    SECTION 12(n) hereof.

         "Non-Affiliate Foreign Vendor" shall mean any vendor of Consignee's products located outside of the United States in which Consignee has no ownership interest or less than a forty-five percent (45%) ownership interest AND which is listed on EXHIBIT A-3 attached hereto.



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         "Notice" or "Notices" shall mean all requests, demands and other communications, in writing (including telegraphic communications), mailed by registered or certified mail, return receipt requested, sent by overnight delivery service, telegraph, telecopier or facsimile, or hand-delivered to a Duly Authorized Officer of the other party at that party's Principal Office. Any Notice or Notices shall be deemed to have been given: (a) if sent by registered or certified mail, three (3) business days following deposit in the United States mail; (b) if sent by overnight delivery service, one (1) business day following delivery to the overnight delivery service; (c) if sent by telegraph, telecopier or facsimile, when receipt of such transmission is acknowledged; or (d) if sent by hand delivery, upon actual delivery.

         "Payment Due Date" shall have the meaning specified in Section 14 of this Agreement.

         "Precious Metal" shall mean: gold having a fineness of not less than .995; without regard to whether such gold is alloyed or unalloyed, in bullion form or is contained in or processed into other materials which contain elements other than gold.

         "Pricing Schedule" shall mean that certain letter agreement by and between Consignor and Consignee of even date herewith setting forth consignment fees, market premium fees and other fees, mechanics in for determining Purchase Price and amounts payable by Consignee to Consignor hereunder, as the same may be amended from time to time.

         "Prime Rate" on any date shall mean the rate of interest designated by Consignor as being its prime rate of interest for that date.

         "Principal Office" shall mean:

         For Consignor:

         Union Bank of Switzerland
         299 Park Avenue
         New York, New York 10171
         Attention:     Ms. Cathleen Callahan
                        Vice President





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         For Consignee:

         OroAmerica, Inc.
         443 North Varney Street
         Burbank, California 91502
         Attention:   Mr. Shiu Shao
                      Chief Financial Officer

         For Chemical:

         Chemical Bank
         633 Third Avenue
         7th Floor
         New York, NY  10171
         Attention:   Irene B. Specter
                      Vice President

         "Purchase Price" shall mean a price announced by Consignor from time to time pursuant to this Agreement, the Pricing Schedule or otherwise and shall be stated in dollars per troy ounce of Precious Metal content.

         "Redeliver" or "Redelivery" shall mean that Consignee deliver to Consignor's Principal Office or to such other location as may be directed by the Consignor, at Consignee's sole risk and expense, Precious Metal of a fineness equal to the fineness specified for that Precious Metal and of a type and quality and in a form acceptable to Consignor.

         "Security Agreement" shall mean that certain Amended and Restated Security Agreement by and between Consignee the Collateral Agent, dated as of February 22, 1994, as amended and as the same may be amended from time to time.

         "Subordinated Indebtedness" shall mean indebtedness of Consignee which is subordinated to Consignee's obligations to Consignor upon terms satisfactory to Consignor.

         "Tangible Net Worth" at any time shall mean the excess of Consignee's total assets over its total liabilities at such time computed on a consolidated basis in accordance with generally accepted accounting principles consistently applied, plus Subordinated Indebtedness outstanding at such time and less all of its intangible assets and deferred charges at such time, including without limitation,




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    goodwill, debt discount, organization expenses, trademarks and tradenames, patents, deferred product development costs and similar items, also so computed.

         "Valuation Date" shall mean with respect to a particular Consignment, the date on which the Fixed Amount is established by Consignor.

         "Working Capital" at any time shall mean the excess of Consignee's current assets over its current liabilities at such time, computed on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

    2.   AMOUNT OF CONSIGNMENT.

    Provided no notice of termination has been given by either party and no Event of Default nor any event which with notice or lapse of time, or both, would constitute an Event of Default has occurred hereunder, Consignor may, in its discretion, Deliver from time to time to Consignee upon Consignee's request Precious Metal under the terms and conditions of this Agreement; in no event shall Consignor be obligated to Deliver Precious Metal if the number of troy ounces or Fair Market Value of Precious Metal requested when added to Consigned Precious Metal (PLUS any outstanding amounts of unpaid Purchase Price) exceeds Consignee's Consignment Limit.

    If for any reason the number of troy ounces or Fair Market Value of all Consigned Precious Metal (PLUS any outstanding amounts of unpaid Purchase Price) at any time exceeds Consignee's Consignment Limit, Consignee shall immediately Redeliver to Consignor, or purchase and pay for, Precious Metal of a quantity, or with a Fair Market Value, sufficient to eliminate such excess.

    At such time as Consignee shall request the consignment and Delivery of Consigned Precious Metal hereunder, Consignee shall become obligated to pay to Consignor a market premium per troy ounce announced by Consignor at the time of such consignment and payable as provided as provided under the terms of the Pricing Schedule sent by Consignor to Consignee.

    Consignor shall provide Consignee with a monthly statement of the quantity of Consigned Precious Metal (in whatever form) held by Consignee. If Consignee does not agree with the information reported in the statement, Consignee shall give Notice of such disagreement to Consignor within thirty
(30) days




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of the date of receipt of such statement. If Consignee fails to give Notice to Consignor within the thirty (30) day period, Consignee shall be deemed to have affirmed the accuracy of the information reported in the statement and to have waived any claim Consignee may have by reason of a dispute as to such statement.

    Consignee shall give Consignor at least one full business day's Notice of its requirements for Precious Metal. Consignor shall not be liable to Consignee if Consignor fails to Deliver the Precious Metal by reason of an Act of God or other catastrophe, force majeure, lack of supply, delay in transportation, war or other hostilities, strike, lockout, epidemic, acts of government or other public authority, requirements of any regulatory board, agency or authority, unavoidable casualties or any other causes beyond Consignor's control. CONSIGNOR MAKES NO WARRANTY OF MERCHANTABILITY IN RESPECT TO PRECIOUS METAL CONSIGNED OR SOLD UNDER THIS AGREEMENT NOR OF FITNESS FOR ANY PARTICULAR PURPOSE NOR ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, except that Consignor does warrant to Consignee that all Precious Metal will be of the fineness specified in the definition of "Precious Metal" set forth in Section 1 hereof.

    3.   DELIVERY OF PRECIOUS METAL.

    All Deliveries of Precious Metal by Consignor will be made to Consignee at its Principal Office or other locations approved by Consignor or by Consignor's crediting an account of Consignee at a third party supplier of Precious Metal, such Deliveries to be on terms and conditions satisfactory to Consignor. At the time of Delivery [or in the case of previously Consigned Precious Metal, at the time when such Consignment of Consigned Precious Metal is continued in accordance with a Continuation Notice [as defined in the Pricing Schedule]], Consignor shall provide Consignee with particulars of the total quantity of the Precious Metal being Delivered or credited to Consignee, the applicable Fixed Amount, Daily Consignment Fee, Market Premium payable and Consignment Period. All shipping expenses (including insurance) shall be borne by Consignee, and any such expenses paid or incurred by Consignor shall be reimbursed by Consignee within ten (10) days of receipt by Consignee of an invoice from Consignor as to such expenses.

    4.   TITLE.

    Title to Consigned Precious Metal shall remain in Consignor and shall not vest in Consignee until Consignor has received payment for the Consigned Precious Metal as required by SECTION 5




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or SECTION 14 (as applicable) of this Agreement. Upon each Precious Metal
Delivery, Consignee shall bear the entire risk of loss, theft, damage or destruction of the Consigned Precious Metal from any cause whatsoever, whether or not insured, irrespective of where the Consigned Precious Metal is located, and including any loss resulting from the bankruptcy or similar circumstances of any entity holding Consigned Precious Metal for any purpose, including fabrication or reconsignment (except that Consignor will bear such risk during transit of Precious Metal sent by Consignor to Consignee's Principal Office by registered United States mail), and Consignee agrees to hold the Consigned Precious Metal in trust for Consignor, each of the Lenders (as defined in the Intercreditor Agreement) and the Collateral Agent and to indemnify and hold harmless Consignor against any and all liabilities, damages, losses, costs, expenses, suits, claims, demands or judgments of any nature (including, without limitation, attorneys' fees and expenses) arising from or connected with any loss, theft, damage or destruction of the Consigned Precious Metal.

    5.   PURCHASE OF PRECIOUS METAL/DAILY CONSIGNMENT FEES.

    Subject to the terms and conditions set forth in the Pricing Schedule, and subject to the terms concerning purchases of Consigned Precious Metal after the Payment Due Date set forth in SECTION 14 hereof, Consignee shall have the right to purchase any Consigned Precious Metal. To exercise the right, a Duly Authorized Officer of Consignee shall give Notice to a Duly Authorized Officer of Consignor that Consignee desires to purchase specified quantities of Consigned Precious Metal subject to the terms and conditions and in accordance with the mechanism set forth in the Pricing Schedule. The Purchase Price for the Consigned Precious Metal shall be established as set forth in the Pricing Schedule. A Duly Authorized Officer of Consignor shall confirm to Consignee the terms of such purchase in writing.

    Consignee shall pay the full Purchase Price, plus any applicable sales or use tax, and other fees due to Consignor in accordance with the terms of the Pricing Schedule. (The Daily Consignment Fee shall continue in effect until payment in full.) Payment shall be made in the following manner: (i) by bank wire to the Federal Reserve Bank of New York for the account of Consignor;
(ii) by Consignee authorizing Consignor to charge its account with Consignor (if any); or (iii) by other means which Consignor approves in writing. Any amount not paid when due shall bear interest at four percent (4%) in excess of the Prime Rate until paid in full (whether or not the obligation of Consignee to deliver Precious Metal under this Agreement has been terminated), such rate to be a floating rate to be redetermined daily in accordance with changes in the Prime Rate. Such interest shall be




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paid upon demand in the manner specified above. If Consignor in its discretion grants payment terms different from the foregoing for particular purchases, then the Purchase Price shall not be deemed to be paid in full for the purposes of this Agreement until all payments under such terms have been made.

    In addition to all payments required above, Consignee agrees to pay Daily Consignment Fees for Consignor's services under this Agreement. The Daily Consignment Fees shall be payable on the final day of each Consignment Period or as otherwise specified in the Pricing Schedule. Consignee expressly authorizes Consignor to charge Consignee's account with Consignor (if any) for the amount thereof.

    6.   COMMINGLING; REDELIVERY OF PRECIOUS METAL.

    Consignee may use the Consigned Precious Metal only in the ordinary course of its business as now conducted; provided that no Consigned Precious Metal shall be removed from Consignee's Principal Office prior to the fixing of the Purchase Price for such Consigned Precious Metal except for removal of Consigned Precious Metal to those locations approved by Consignor. At present Consignor approves that Consigned Precious Metal may be removed to the locations listed on EXHIBIT A-1, EXHIBIT A-2, EXHIBIT A-3 and EXHIBIT A-4 attached hereto; PROVIDED, HOWEVER, that Consignor reserves the right to withdraw its approval of any location as it may determine in its discretion. Notwithstanding a contrary provision in this Section, Consignee shall have the right, on terms and conditions approved in writing by Consignor, to remove scrap from its Principal Office for refining in the ordinary course of its business, it being agreed that all such scrap Consigned Precious Metal shall be and remain the property of Consignor until purchased and paid for pursuant to SECTION 5 hereof.

    At any time prior to termination of the Consignor's obligations to Deliver Precious Metal under this Consignment Agreement, and subject to the terms and conditions of the Pricing Schedule, any or all of the amount of the Consigned Precious Metal may be Redelivered by Consignee.

    7.   INSURANCE.

    Consignee, at its sole cost and expense, shall procure and maintain property insurance to cover all locations where Consigned Precious Metal will be located on an all risk form and such other insurance (including but not limited to fidelity insurance for all employees, including officers) with respect to



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the Consigned Precious Metal as may from time to time be reasonably required by the Collateral Agent. All insurance provided for in this Section shall be effected under valid and enforceable policies, in such form and in such amounts as may from time to time be reasonably required by the Collateral Agent, issued by financially sound and responsible insurance companies which are admitted in the jurisdiction in which the Consigned Precious Metal is located, or are approved under the applicable states' surplus lines insurance laws. At least ten (10) days prior to Consignor's first delivery of Precious Metal to Consignee and thereafter not less than fifteen (15) days prior to the expiration dates of insurance policies theretofore furnished pursuant to this Agreement, Consignee shall deliver to the Collateral Agent Accord Form 27 (2/84) or other similar forms satisfactory to the Collateral Agent evidencing the insurance coverage required by the Collateral Agent. All policies of insurance shall provide for: (a) thirty (30) days notification in advance of any cancellation (except as provided below), non-renewal or material change in policy conditions; and (b) ten (10) days notification in advance of any cancellation for non-payment of premium.

    All policies of insurance provided for or contemplated by this Agreement shall name the Collateral Agent as a loss payee or as an additional insured, as applicable, for the benefit of itself, Consignor and the other parties to the Intercreditor Agreement, as their interests may appear.

    All policies of insurance provided for in this Agreement shall contain clauses or endorsements to the effect that:

         (a) No act or omission of Consignee, or anyone acting for Consignee, which might otherwise result in a forfeiture of such insurance or any part thereof shall in any way affect the validity or enforceability of such insurance insofar as the Collateral Agent is concerned; and

         (b) Neither the Collateral Agent nor Consignor shall be liable for any premiums or subject to any assessments on the policies.

    Losses under each policy of insurance provided for or contemplated by this Section shall be adjusted with the insurers and/or underwriters and paid directly to the Collateral Agent and Consignee as their interests may appear; PROVIDED, HOWEVER, that so long as: (i) Consignee is not in default hereunder; and (ii) the total of all losses for such fiscal year is less than Two Hundred Fifty Thousand ($250,000) Dollars in the aggregate, then payments may be made solely to Consignee. Written notice of all losses shall promptly be given by Consignee to the Collateral Agent.
Consignee shall pay all costs and expenses of collecting or recovering any insurance proceeds under such policies, including, but not limited to, any and all fees of attorneys, appraisers and adjusters. Anything herein to the contrary notwithstanding, Consignor shall be responsible, at its expense, for collecting insurance proceeds for any loss in transit of Precious Metal sent by Consignor to Consignee's Principal Office by registered United States mail. Consignor may, if it so desires, manage any one or more claims under such policies.

    In the event of any loss described above, except for a loss during transit of Precious Metal sent by Consignor to Consignee's Principal Office by registered United States mail, Consignor shall have the right to demand that Consignee, and upon such demand Consignee shall, compensate Consignor, upon terms acceptable to Consignor, for the full amount of such loss, whether or not recovery has been made under any applicable policy. In the event Consignor requires such compensation, Consignee shall be entitled to manage the relevant claims and to retain any recovery under the applicable policy.

    8.   TAXES, ETC.; CERTAIN RIGHTS OF CONSIGNOR.

    Consignee will promptly pay any and all taxes, assessments and governmental charges upon the Consigned Precious Metal prior to the date of any penalties. Consignee will not use the Consigned Precious Metal in violation of any statute or ordinance. Consignor may examine and inspect the Consigned Precious Metal at any time, wherever located, and Consignee agrees to keep all records relating to the Consigned Precious Metal at its Principal Office. Consignee further agrees to promptly give notice to Consignor of the assertion of any lien or other encumbrance against the Consigned Precious Metal and Consignee's response to such assertion.

    At its option, Consignor may discharge (upon fifteen (15) days' prior written notice to Consignee) taxes, liens, security interests or other encumbrances at any time levied or placed on the Consigned Precious Metal (which are not being contested in good faith), may pay for insurance on the Consigned Precious Metal and may pay for the maintenance and preservation of the Consigned Precious Metal. Consignee agrees to reimburse Consignor on demand for any payment made, or any expense incurred, by Consignor in connection with the foregoing, together with interest thereon at two percent (2%) in excess of the Prime Rate, computed from the date of such payment or expense until paid.

    9.   REPRESENTATIONS AND WARRANTIES.

    The following representations and warranties shall survive the delivery of this Agreement and the Delivery of Precious Metal by Consignor to Consignee. Consignee represents and warrants to Consignor and Chemical that:

         (a) Consignee has heretofore furnished to Consignor and Chemical Consignee's Financial Statements for the period ending October 27, 1995, together with interim Financial Statements for the period ending December 29, 1995, which Financial Statements fairly present the financial condition of Consignee as of their date, and the results of its operations for the year or other period then ended. Consignee does not have any contingent obligations, liabilities for taxes or unusual forward or long-term commitments except as specifically mentioned in the Financial Statements. Since December 29, 1995, there has been no material adverse change in the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee;

         (b) Consignee: (i) is and will remain duly organized, validly existing and in good standing under the laws of the state of its incorporation as of the date hereof; (ii) has and will have full power and authority to own its properties and to carry on business as now being conducted and is and will remain qualified to do business in every jurisdiction where such qualification is necessary and where failure to be so qualified would have a material adverse effect on the business of Consignee; (iii) has full power to execute, deliver and perform this Agreement and any security document or documents securing the obligations of Consignee under this Agreement; and (iv) when this Agreement and any other document contemplated hereby have been duly authorized, executed and delivered by Consignee, such Agreement and documents will constitute the legal, valid and binding obligations of Consignee enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, whether enforcement is sought in equity or at law;

         (c) The execution, delivery and performance by Consignee of the terms and provisions of this Agreement and any security document or document contemplated hereby: (i) have been duly authorized by all requisite corporate action; (ii) will not violate any provision of law, any order of any court or other agency of government, the corporate charter or by-laws of Consignee; (iii) will not violate any indenture, agreement or other instrument to which Consignee is a party, or by which Consignee or its assets is or are bound, or be in conflict with, result in a breach of, or constitute (with notice or lapse of time or both) a default under any such indenture, agreement or instrument; and (iv) except as this Agreement and any security or other document completed hereby may provide, will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Consignee pursuant to any such indenture, agreement or instrument;

         (d) There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of Consignee, threatened, against or affecting Consignee which, if adversely determined, could have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee;

         (e) Consignee is not a party to any agreement or instrument or subject to any charter or other corporate restriction adversely affecting its business, properties, assets, liabilities, operations, results of operations, prospects or conditions, financial or otherwise of Consignee; Consignee is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party; and

         (f) Except for financing statements or agreements in favor of the Collateral Agent or other Lenders (both as defined in the Intercreditor Agreement) that are or become party to the Intercreditor Agreement, no financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal, the inventory of Consignee consisting to any extent of Precious Metal or any property of Consignee, now owned or hereafter acquired, which does or will include the Precious Metal or portions, products or proceeds thereof.

         (g) Except as disclosed on SCHEDULE 1 attached hereto, each of Consignee and, to the best knowledge of Consignee, any other person relating to any real estate owned, used or leased by Consignee, including, without limitation, Consignee's Principal Office (collectively, the "Premises"):

              (i) Has obtained all permits, licenses and other authorizations which are required under all environmental laws and regulations, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, except to the extent failure to have any such permit, license or authorization does not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee;

              (ii) Are in compliance with all terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply does not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee;

              (iii) Has never caused, permitted, or suffered to exist any oil, friable asbestos, hazardous substance, hazardous waste, or other hazardous material (as defined under applicable federal, state or local laws including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601(14) and 33, and the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6903(5), all of which is collectively referred to herein as "Hazardous Material"), to be spilled, placed, held, located or disposed of on, under or about nor are any now existing on, under or about the

         Premises or into the atmosphere, any body of water or any wetlands in excess of maximum permitted regulatory levels or about which a government agency might require corrective action;

              (iv) Has no knowledge after due inquiry that any of the Premises has ever been used (whether by Consignee or, to the best knowledge of Consignee, after due inquiry, by any other person) as a treatment, storage or disposal (whether permanent or temporary) site for any Hazardous Material in excess of maximum permitted regulatory levels or which is otherwise not in compliance with applicable environmental laws and regulations;

              (v) Has not received any notice from any governmental agency, tenant, occupant or operator of the Premises or from any other person with respect to the environmental condition of the Premises or with respect to the release of Hazardous Material at, upon, under or within the Premises, or the past or ongoing migration of Hazardous Material from neighboring lands to the Premises; and

              (vi) Has no knowledge of any asbestos containing materials, PCB's, radon, gas, or urea formaldehyde foam insulation at, upon, under or within the Premises.

    10.  CONDITIONS OF CONSIGNMENT.

    Delivery by Consignor of any Precious Metal under this Agreement is subject to the following conditions precedent:

         (a) The representations and warranties set forth in SECTION 9 of this Agreement shall be true and correct on and as of the date of this Agreement and the date the Delivery is made.

         (b) Consignee shall have executed and delivered to Consignor, upon the execution of this Agreement, the following:

              (i)  All required security documents;

              (ii) A certificate of the Secretary or Assistant Secretary of Consignee certifying that the Consignee's Board of Directors has duly adopted and not revoked a resolution therein set forth authorizing the execution, delivery and performance of this Agreement and any security or other document contemplated hereby;

              (iii) A certificate of the Secretary or Assistant Secretary of Consignee certifying the names of the officers of Consignee authorized to sign this Agreement, any security documents and any other documents or certificates to be delivered pursuant to this Agreement by Consignee or any of its officers, together with the true signatures of such officers on which certificate Consignor may conclusively rely until it shall receive a further certificate cancelling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

              (iv) A certificate of the Secretary of State of the state of incorporation of Consignee, dated reasonably near the date of this Agreement, stating that Consignee is duly incorporated and in good standing in such state and has filed all annual reports and has paid all franchise taxes required to be filed or paid to the date of such certificate;

              (v) A favorable written opinion of Consignee's Counsel, dated the date of this Agreement, satisfactory to Consignor and its counsel in scope and substance, with respect to the matters set forth in SECTIONS 9(B), (C), (D) AND (E) of this Agreement;

              (vi) A certificate signed by Consignee's chief executive or chief financial officer to the effect stated in SECTION 10(C) below; and

              (vii) Such other supporting documents and legal opinions as Consignor may reasonably request.

         (c) No Event of Default nor any event which with notice or the lapse of time, or both, would constitute an Event of Default shall have occurred.

         (d) Guarantor shall have executed and delivered to Consignor and/or to the Collateral Agent, as applicable, the

    Guaranty, a Security Agreement in favor of Consignor, the Collateral Agent and others, in each case, in form and substance satisfactory to the Consignor, and such other supporting documents as Consignor and/or the Agent may reasonably request.

    11.  AFFIRMATIVE COVENANTS.

    Consignee covenants and agrees that, until Consignee makes payment and performs in full its indebtedness, obligations and liabilities under this Agreement or under any other indebtedness, obligations and liabilities to Consignor, whether now existing or arising hereafter, unless Consignor consents in writing, Consignee will:

         (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises and comply with all laws and regulations applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly conducted in a manner consistent with the ordinary course of business at all times;

         (b) Comply with all applicable laws and regulations, including all applicable securities laws, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction in the premises;

         (c) Pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided that Consignee shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested, and provided, further, that payment with respect to any such tax, assessment, charge, levy or claim shall be made before any of its property shall be seized and sold in satisfaction thereof;

         (d) Give prompt written notice to Consignor and Chemical of any proceedings instituted against it by or in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which, if adversely determined, would have a materially adverse effect upon its business, operations, properties, assets, or condition, financial or otherwise;

         (e)  Furnish to Consignor and Chemical:

              (i) Within ninety (90) days after the end of each fiscal year, consolidated Financial Statements of Consignee certified by independent public accountants approved by Consignor and showing its financial condition at the close of such fiscal year, the results of operations during such year and containing a statement to the effect that its independent public accountants have examined the provisions of this Agreement and that no Event of Default nor any event which with notice or lapse of time, or both, would constitute an Event of Default has occurred;

              (ii) Within forty-five (45) days of the close of each of the first three (3) fiscal quarters of each fiscal year of Consignee, Financial Statements of the type specified in subsection (i) above, certified by the Chief Financial Officer of Consignee.

              (iii) Within thirty-five (35) days after the end of each month in each such fiscal year, Financial Statements for such monthly period and the fiscal year to that date, subject to changes resulting from year-end adjustments, together with a statement of the aging of total accounts receivable as at the end of such period, both in form satisfactory to Consignor, prepared and certified by the Chief Financial Officer of Consignee to the best of his or her information and belief;

              (iv) Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsections (i) and (ii) above at each fiscal quarter only and at any other time as requested by Consignor or Chemical with reasonable notice, a narrative statement of the President or Chief Financial Officer of Consignee, substantially in the form of EXHIBIT B attached hereto, which shall comment upon and explain any material changes, both positive and negative, reflected in such statements from prior periods, and which shall also contain a declaration to the effect that such officer has reviewed the terms of this Agreement and has no knowledge of any event or condition which constitutes an Event of Default or which with notice or lapse of time, or both, would constitute an Event of Default or, if he or she has such knowledge, specifying the nature and period of existence of such event or condition;

              (v) Within thirty (30) calendar days after the end of each calendar month: (a) a report of the amount, value and location of inventory and consigned goods as at the date of the end of such month, in a form satisfactory to Consignor and Chemical together with a report of the total sales during the prior month; (b) a summary report on aging of accounts receivable of Consignee together with a list of the ten (10) largest account debtors of Consignee by dollar amount owed to Consignee; (c) a report showing as at such time the amount of all borrowings and consignments, including the names of each lender and consignor and the balance owed thereto; (d) a Precious Metals Borrowing Base Report in the form attached hereto as EXHIBIT C-1; and
         (e) a statement as to the aggregate amount of all loans, advances, contributions and other transfers of property directly or indirectly made, delivered or otherwise provided, and obligations incurred, by Consignee to, on behalf of or for the use or benefit of Guarantor as of the end of such month, all of the foregoing to be in reasonable detail acceptable to Consignor and Chemical and certified by the chief financial officer of Consignee, and to include a statement to the effect that as of the date of such statement there does not exist any Event of Default hereunder (or specifying such Events of Default as shall exist at such date);

              (vi) Within thirty-five (35) days after the end of each calendar month, a Covenant Compliance Certificate of such period in the form attached hereto as EXHIBIT C-2;

              (vii) Not later than thirty (30) calendar days prior to the end of each fiscal year, a detailed set of financial projections for each month of the next fiscal year, including income statements, balance sheets and cash flow projections;

              (viii) Within ten (10) days after their filing, any filing made with the Securities and Exchange Commission, including, without limitation, Forms 10K, 10Q and 8K and any proxy statements;

    All of the foregoing Financial Statements and reports provided by Consignor, as well as the computations of the financial covenants contained within Sections 11(j)-(m), (p), (s) and (t) and Sections 12(o) and (r)? shall be on a consolidated basis;

         (f) Promptly, from time to time, furnish such other information regarding its business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, as Consignor or Chemical may reasonably request;

         (g) Permit agents or representatives of Consignor and Chemical (i) at reasonable times, with or without notice, to inspect the Precious Metal in the possession and control of Consignee and Consignee's books and records to make abstracts or reproductions of such books and records; and (ii) to conduct an audit at reasonable cost, at Consignee's expense, of the Precious Metal in the possession and control of Consignee, such audits to be done on a regular basis but not more frequently than once every quarter; PROVIDED, HOWEVER, that so long as an Event of Default has occurred and is continuing, Consignor may conduct such audits as frequently as it may desire, at Consignee's expense. Consignee shall also permit agents or representatives of Consignor, at reasonable times, with or without notice, or at any time that an Event of Default has occurred and is continuing or at any time in case of an emergency, to take a physical inventory of the Precious Metal in the possession and control of Consignee, at Consignee's expense. Consignee shall permit Consignor and its designated representatives to observe the taking of such physical inventory;

         (h) Promptly advise Consignor and Chemical of any material adverse change in the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee, and of any condition or event which constitutes, or with notice or lapse of time or both would constitute, an Event of Default;

         (i) Execute and deliver for filing any financing statement, including any continuation statement, which Consignor, Chemical or its agent deems necessary to be executed, delivered or filed by Consignor in connection with this Agreement, and Consignee does hereby (a) make, constitute and appoint Consignor or its agent its true and lawful attorney-in-fact, for, in its name and on its behalf to execute and deliver for filing any financing statement, including any continuation statement, which Consignor or its agent deems necessary to be executed, delivered or filed by Consignor in connection with this Agreement, (b) ratify and confirm all that said attorney-in-fact shall do or cause to be done by virtue of this Section, and (c) agree to take any and all actions and execute such other instruments as Consignor or Chemical may reasonably require;

         (j) Maintain at all times during the period October 1 through December 31 of each year (including the 1996 fiscal year of Consignee), a ratio of its current assets to its current liabilities of greater than or equal to 1.5:1.0, and maintain at all other times a ratio of greater than or equal to 2:1, all such ratios to be determined in accordance with generally accepted accounting principals consistently applied;

         (k) Maintain at all times Working Capital in an amount equal to or in excess of Thirty-Two Million Dollars ($32,000,000);

         (l) Maintain as of January 27, 1995 a Tangible Net Worth of at least Forty-Two Million Dollars ($42,000,000); thereafter, as of the end of each fiscal quarter of Consignee, increase Consignee's Tangible Net Worth by an amount equal to at least Seventy-Five Percent (75%) of Consignee's net operating income for the previous fiscal quarter of Consignee; PROVIDED, HOWEVER, in the event Consignee shall incur a net operating loss or otherwise not have a net operating income for any fiscal quarter, Consignee shall maintain its Tangible Net Worth at the level attained for the previous fiscal quarter of Consignee, PROVIDED, FURTHER, HOWEVER, that such increased Tangible Net Worth shall be maintained at all times during each such fiscal quarter;

         (m) Maintain at all times during the period July 1 through August 31 of each year (including the 1996 fiscal year of Consignee), a ratio of its total liabilities (INCLUDING liabilities pursuant to the terms of this Agreement, other consignment agreements and the Credit Agreement but EXCLUDING Subordinated Indebtedness) to its Tangible Net Worth of less than or equal to 2.95:1.00, maintain at all times from September 1 through December 31 of each year a ratio of less than or equal to 3.25:1.00, and maintain at all other times a ratio of less than or equal to 2.75:1.00; all such ratios to be determined in accordance with generally accepted accounting principles consistently applied;

         (n) Deliver to Consignor and Chemical, upon Consignor's request, a list including the names, addresses and Social Security numbers of all of Consignee's salespersons and sales representatives;

         (o) Defend the Consigned Precious Metal against any claims and demands of any persons (other than Consignor) at any time claiming the same or any interest therein;

         (p) Maintain for each period of four (4) consecutive fiscal quarters of Consignee, measured as of the end of each fiscal quarter of Consignee, a ratio of EBIDA to Consolidated Interest Expense PLUS current maturities of long term debt of Consignee and its consolidated subsidiaries PLUS non-financed capital expenditures of Consignee and its consolidated subsidiaries greater than or equal to 1.15 to 1.00;

         (q) Maintain a "key man" life insurance policy or policies insuring the life of Guy Benhamou providing aggregate death benefits payable to Consignee of Ten Million Dollars ($10,000,000) which policies shall be collaterally assigned to the Collateral Agent as agent for all consignors;

         (r) Maintain at all times one or more credit facilities for working capital purposes, but only with lenders that are parties to the Intercreditor Agreement, the aggregate maximum availability under such facilities to be not less than Twenty Million Dollars ($20,000,000) and not greater than Fifty Million Dollars ($50,000,000); PROVIDED, HOWEVER, such facilities may provide for seasonal limitations on availability; PROVIDED, FURTHER, HOWEVER, Consignee shall be permitted under such facilities to borrow only an amount not to exceed the amount by which Adjusted Eligible Accounts Receivable (as determined in EXHIBIT D attached hereto and made a part hereof) exceed the greatest of (A), (B) or
    (C) of SECTION 11(s) below;

         (s) Maintain at all times: (a) Adjusted Eligible Accounts Receivable having a dollar value, and/or (b) owned Precious Metal (free and clear of all liens and encumbrances except in favor of Consignor and other parties to the Intercreditor Agreement and not subject to any forward contract or other future sale) with a Fair Market Value, in the aggregate equal to, or greater than, the greatest of: (A) Fifteen Percent (15%) of the Fair Market Value of the Consigned Precious Metal; (B) the Fair Market Value of all gold located outside of the United States with Affiliate Foreign Vendors and Non-Affiliate Foreign Vendors PLUS the Fair Market Value of One Thousand Five Hundred (1,500) troy ounces of fine gold on unsecured memorandum; or (C) Twelve Million Dollars ($12,000,000);

         (t) Maintain at all times during the period November 1 through December 31 of each year, a ratio of its total liabilities (EXCLUDING liabilities pursuant to the terms of this Agreement and other consignment agreements with other Consignors that are or become a party to the Intercreditor Agreement and EXCLUDING Subordinated Indebtedness) to its Tangible Net Worth of less than or equal to 1.25:1, and maintain at all other times a ratio of less than or equal to 1:1; all such ratios to be determined in accordance with generally accepted accounting principles consistently applied;

         (u)  With respect to environmental matters:

              (i) Comply strictly and in all respects with the requirements of all federal, state, and local environmental laws, including, but not limited to, wetlands laws, laws pertaining to the registration of underground storage tanks, asbestos and asbestos-containing materials, PCBs, radon gas and urea formaldehyde foam insulation; notify the Consignor and Chemical promptly in the event of any release, spill, hazardous waste pollution or contamination affecting the Premises or the discovery of the presence of asbestos and asbestos-containing materials, PCBs, radon gas and urea formaldehyde foam insulation; notify Consignor and Chemical promptly of any notice relating to environmental matters received from any governmental agency, tenant, occupant, operator or other person; and pay promptly when due any fine or assessment against the Premises;

              (ii) Except for Hazardous Material used in the ordinary course of Consignee's jewelry manufacturing business (in accordance with applicable law and/or regulation), not become involved, and not permit any tenant of the Premises to become involved, in any operations of the Premises generating, storing, disposing, or handling Hazardous Material or any other activity that could lead to the imposition of the Consignee, the Consignor, or the Premises of any liability or lien under any environmental laws;

              (iii) Immediately contain, remediate and remove any Hazardous Material found on the Premises not used in the ordinary course of Consignee's jewelry manufacturing business, to the extent the amount of such Hazardous Material violates any law or regulatory threshold, or correct any violation of environmental laws found on the Premises, which work must be done in compliance with applicable laws and at Consignee's expense; and Consignee hereby agrees that Consignor has the right, at its sole option but at Consignee's expense, to have an environmental engineer or other representative selected by Consignor review the work being done;

              (iv) Promptly upon the request of the Consignor, based upon the Consignor's reasonable belief that a hazardous waste or other environmental problem exists with respect to the Premises, provide Consignor and Chemical with an environmental site assessment report or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to Consignor and Chemical, provided, however, that the Consignee also hereby grants to Consignor and Chemical the right to go upon the Premises to have such a report or update done, at the Consignee's expense, if the Consignee shall not provide the Consignor and Chemical with such report or update; and

              (v) Indemnify, defend, and hold Consignor harmless from and against any claim, cost, damage (including, without limitation, consequential damages), expenses (including, without limitation, attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against Consignee, Consignor, or the Premises. The provisions of this subparagraph
    (v) shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu of foreclosure transaction, payment and satisfaction of any and all indebtedness under this Agreement, and release of any collateral;

         (v) Maintain at all times a ratio of the sum of cash, short-term cash investments, marketable securities not classified as long-term investments and Accounts (as defined in EXHIBIT D attached hereto and made a part hereof) to current liabilities of greater than or equal to 1:1, determined in accordance with generally accepted accounting principles consistently applied; and

         (w) Maintain for the twelve (12) month period ending as of the end of the second fiscal quarter of each fiscal year of Consignee and maintain for each fiscal year of Consignee, a positive net operating income, the calculation of net operating income to be determined in accordance with generally accepted accounting principles consistently applied."

    12.  NEGATIVE COVENANTS.

    Consignee covenants and agrees that, until Consignee makes payment and performs in full its indebtedness, obligations, and liabilities under this Agreement or under any other indebtedness, obligations and liabilities to Consignor, whether now existing or arising hereafter, unless Consignor and Chemical consent in writing, Consignee will not, directly or indirectly:

         (a) Create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the Consigned Precious Metal or any products or property now or hereafter owned which does or will include the Consigned Precious Metal, except in favor of Consignor and the other "Lenders" as defined in the Intercreditor Agreement;

         (b) Sell, lease, transfer or otherwise dispose of its properties, assets, rights, licenses and franchises to any person, except in the ordinary course of its business, or turn over the management of, or enter into a management contract with respect to, such properties, assets, rights, licenses and franchises;

         (c) Dissolve, liquidate, consolidate with or merge with, or acquire all or substantially all of the assets or properties of, any other person or business or change the Consignee's corporate name, PROVIDED, HOWEVER, that

    Consignor consents (a) to the acquisition of certain of the assets of A.K.S. Jewelry Manufacturing Corp. ("AKS") by Consignee (the "AKS Acquisition"); (b) to the acquisition of Jerry Madison Enterprises, Inc. as a wholly-owned subsidiary of Consignee (the "Madison Acquisition"); (c) to the merger of Guarantor into Consignee provided that Consignee is the surviving corporation; and (d) to the dissolution of Guarantor provided that the assets of Guarantor are distributed free from any lien or other encumbrance to Consignee;

         (d) Sell, assign, encumber, pledge, discount or otherwise dispose of in any way any accounts receivable, promissory notes or trade acceptances held by Consignee, with or without recourse, except for collection (including endorsements) in the ordinary course of business and except for liens in favor of Consignor or other Lenders that are or become party to the Intercreditor Agreement;

         (e) Grant any security interest or ownership rights to any customer of Consignee with respect to any Precious Metal while at Consignee's premises whether or not such customers have prepaid orders for Precious Metal or any products or property which does or will include Precious Metal;

         (f) Guarantee, endorse or otherwise in any way become or be responsible for obligations of any other person, except endorsements of negotiable instruments for collection in the ordinary course of business;

         (g) Enter into any arrangements, directly or indirectly, with any person whereby Consignee shall sell or transfer any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property;

         (h) Purchase, invest in or otherwise acquire or hold securities, including, without limitation, capital stock and evidences of indebtedness of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any person except:

              (i) advances to employees for business expenses or for personal needs not to exceed Fifty Thousand Dollars ($50,000) in the case of any one (1) employee and not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate to all such employees outstanding at one time; provided, however, the

         Consignee may make advances to Guy Benhamou in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any one time outstanding;

              (ii) investments in securities listed on a national securities exchange or actively traded in the over-the-counter securities market not to exceed at any time a market value of $250,000 in the aggregate;

              (iii) investments in readily marketable short term direct obligations of the United State of America or United States federal government agencies or instrumentalities;

              (iv) certificates of deposit, time deposits or banker's acceptances issued by the Consignor or any affiliate of the Consignor, any other Lender that is or becomes party to the Intercreditor Agreement or commercial banks of recognized standing organized and existing under the laws of the United States of America and having a commercial paper rating in one of the two highest categories of Standard & Poor's Corporation or Moody's Investor's Service Inc.;

              (v) commercial paper rated in one of the two highest categories by Standard & Poor's Corporation or Moody's Investor's Service Inc.;

              (vi) other readily marketable debt securities maturing in three
         (3) years or less and rated in one of the two highest categories by Standard & Poor's Corporation or by Moody's Investor's Service Inc.; and

              (vii) repurchase agreements the underlying securities for which consist of securities of the type described in subparagraph
         (iii) above provided that such repurchase agreements are entered into with commercial banks meeting the requirements of subparagraph (iv) above;

              (viii) the ownership of 100% of the capital stock of Guarantor, and the funding of Guarantor's operations, including but not limited to advances of cash and merchandise in an amount not to exceed Guarantor's reasonable business needs (provided, however, that Consignee agrees not be materially change the nature of Guarantor's business needs nor materially expand the operations of Guarantor without the prior written consent of Consignor and Chemical;

         (i) Declare or pay any dividends, or make any distribution of cash or property, or both, to holders of shares of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire for a consideration any shares of its capital stock, of any class.

         (j)  [Section 12(j) is intentionally omitted.]

         (k) Terminate or suffer or permit to be terminated the employment of Guy Benhamou at any time prior to January 31, 1997, for any reason other than the death or permanent disability of Guy Benhamou, or materially amend the compensation provisions of the Employment Agreement dated as of June 10, 1993, between Consignee and Guy Benhamou;

         (l) Permit the number of Consignee's salesperson sample lines off premises of Consignee to exceed eighteen (18) or permit the number of troy ounces of fine gold in any single sample line to exceed one hundred fifty
    (150) troy ounces, or permit the aggregate number of troy ounces of fine gold in all salesperson sample lines to exceed two thousand seven hundred (2,700);

         (m) Permit Precious Metal to be removed from its Principal Office, except in accordance with the limitations set forth in EXHIBIT A attached hereto and made a part hereof;

         (n) Reconsign Consigned Precious Metal or consign Precious Metal owned by Consignee or otherwise in the inventory of Consignee ("Inventory Precious Metal") in the aggregate in excess of forty thousand (40,000) troy ounces at any one time; provided, however, that Consignee may not reconsign any Consigned Precious Metal or consign any Inventory Precious Metal unless: (i) Consignor has approved in writing the locations where the reconsigned Consigned Precious Metal or Inventory Precious Metal is to be located; and (ii) Consignee has obtained a grant of a senior security interest from its consignee (to include but not be limited to Consigned Precious Metal and/or Inventory Precious Metal) which security interest shall be duly perfected. Consignee hereby grants to Consignor a senior security interest, PARI PASSU with other Lenders that are or become party to the Intercreditor Agreement, in any security interest Consignee obtains in any reconsigned Consigned Precious Metal and/or consigned Inventory Precious Metal and agrees to execute and deliver such documents and take such further steps as Consignor requires to perfect such security interest. In any such case, Consignee promptly shall inform Consignor of its reconsignment or consignment and the proposed location of the reconsigned Consigned Precious Metal and/or the Inventory Precious Metal. Consignee represents that attached hereto as EXHIBIT A-4 is a correct and complete list of the locations where reconsigned Consigned Precious Metal and consigned Inventory Precious Metal currently is located. Upon the request of Consignor, Consignee shall supply the recording information regarding the UCC filings relating to its reconsignments and/or consignments. Notwithstanding the foregoing, Consignor agrees that Consignee may reconsign or consign up to One Thousand Five Hundred (1,500) troy ounces of Consigned Precious Metal and/or Inventory Precious Metal in the aggregate at any time on an unsecured basis;

         (o) Permit the value added to Precious Metal in finished product form which is held as Collateral (as defined in the Security Agreement) to exceed fifteen (15%) percent of the Tangible Net Worth of Consignee and, for the purposes of this subparagraph, Tangible Net Worth shall be calculated excluding Subordinated Indebtedness;

         (p) Permit the number of troy ounces of Consigned Precious Metal (from any source) with any Non-Affiliate Foreign Vendor to exceed four thousand (4000) troy ounces at any one time;

         (q) Permit the aggregate amount under the Consignment Limit PLUS the "Consignment Limit" under the 1995 Consignment Agreement, and all other Consignment Agreements with other "Lenders" [as defined in the Intercreditor Agreement] to be less than Two Hundred Thousand (200,000) or greater than Three Hundred Eighty Thousand (380,000) ounces of fine gold;

         (r)  Reconsign Precious Metal or consign Inventory Precious Metal:
    (i) to its customers which, in the aggregate, has a Fair Market Value greater than Thirty Percent (30%) of Consignee's Tangible Net Worth; and
    (ii) to any one (1) of its customers which, in the aggregate, has a Fair Market Value greater than Ten Percent (10%) of Consignee's Tangible Net Worth;

         (s) Permit the aggregate number of troy ounces of Consigned Precious Metal and Inventory Precious Metal with, or in transit to, any Affiliate Foreign Vendor or any Non-Affiliate Vendor:
    (i) from December 1 through March 31 of the next year, to exceed Twenty-Five Thousand (25,000) troy ounces; and (ii) at all other times, to exceed Forty Thousand (40,000) troy ounces; and

         (t) At any time from February 1 to July 31 of each year, permit the number of troy ounces of Precious Metal consigned to Consignee from any source to exceed One Hundred Sixty Percent (160%) of the aggregate number of troy ounces of Precious Metal at Consignee's Principal Office and New York locations, and at any time from August 1 to January 31 of each year, permit the number of troy ounces of Precious Metal consigned to Consignee from any source to exceed One Hundred Seventy Percent (170%) of the aggregate number of troy ounces of Precious Metal at Consignee's Principal Office and New York locations.

         (u) Enter into any transaction, nor permit any of its subsidiaries to enter into any transaction, including, without limitation, any purchase, sale, consignment, lease or exchange of property or rendering of any service with any affiliate unless such transactions are otherwise permitted by the terms of this Agreement, or are in the ordinary course of Consignee's or such subsidiary's business and are upon fair and reasonable terms not less favorable to Consignee or such subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a person or entity which is not an affiliate.

         (v) Permit the advances outstanding under the Credit Agreement to exceed Five Million Dollars ($5,000,000) in the aggregate for a period of not less than thirty (30) consecutive days between the last day of February and June 30 of each year during the term of this Agreement.

    13.  EVENT OF DEFAULT.

         The occurrence of any of the following events shall constitute an Event of Default:

         (a) Any representation or warranty made herein, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, or the Delivery of Precious Metal by Consignor hereunder, shall prove to be false or misleading in any material respect;

         (b) Consignee fails to make punctual payment or timely perform any obligation required by the provisions of SECTION 2, 5, 6 OR 14 of this Agreement or the Pricing Schedule;

         (c) Consignee fails to pay any amounts due hereunder, under the 1995 Consignment Agreement or any other indebtedness, obligations or liabilities of Consignee to Consignor when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise;

         (d) Consignee fails to observe or perform any other covenant, condition or agreement required by the terms of this Agreement and such failure shall continue unremedied for ten (10) days after Consignor gives Notice to Consignee of its failure or an Event of Default shall occur under the Security Agreement, and such Event of Default shall continue unremedied beyond any grace or cure period contained therein;

         (e) Consignee defaults, receives notice of default or notice of impending default with respect to any evidence of indebtedness, obligations or liabilities or other material agreement of Consignee (including but not limited to other consignment agreements or other agreements with the Lenders (as defined in the Intercreditor Agreement), if the effect of such default is to accelerate the maturity of such indebtedness, obligations or liabilities or to permit the holders thereof (or any portion thereof) to cause such indebtedness, obligations or liabilities to become due prior to the stated maturity thereof, or if any indebtedness of Consignee is not paid, when due and payable, whether at the due date thereof or by acceleration or otherwise;

         (f) Consignee shall (i) apply for, consent to, or suffer the appointment of a custodian, receiver, trustee or liquidator of it or any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) fail to pay its debts generally as they become due, (v) file, or have filed against it, a petition for relief under Title 11 of the United States Code,
    (vi) file, or have filed against it, a petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or corporate action shall be taken for the purpose of effecting any of the foregoing, or (vii) suffer a material adverse change in its business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise;

    and which, in the case of any involuntary proceeding under (i), (iii),
    (iv), (v) or (vi) is not dismissed or discharged within thirty (30) days of its commencement;

         (g) An order, judgment or decree shall be entered, without the application, approval or consent of Consignee by any court of competent jurisdiction, approving a petition seeking reorganization of Consignee or appointing a custodian, receiver, trustee or liquidator of Consignee or of all or a substantial part of the assets of Consignee;

         (h) Occurrence of any material loss, theft, or destruction of or damage to the Consigned Precious Metal or Precious Metal or any products or property which includes Consigned Precious Metal or Precious Metal;

         (i) Consignee discontinues or suspends or threatens to discontinue or suspend the operation of Consignee's fine jewelry import and/or manufacturing business or a substantial part thereof (as presently conducted) for any reasons;

         (j) For any reason the present chief financial officer shall cease to be or function as the chief financial officer of Consignee and a successor is not appointed within ninety (90) days of such cessation;

         (k) For any reason the present President shall cease to be or function as the chief executive officer of Consignee and a successor is not appointed within sixty (60) days of such cessation;

         (l) Guy Benhamou shall cease to own directly at least forty percent (40%) of the outstanding voting stock of Consignee and neither the foregoing shareholder nor Consignee shall have given Consignor at least sixty (60) days prior written notice of the cessation of such level of ownership by such shareholder;

         (m) all or a substantial part of the assets of Consignee or any of Consignee's subsidiaries or affiliates is seized, nationalized, expropriated or compulsorily acquired by or under the authority of any governmental authority and such action has a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee;

         (n)  any Event of Default shall occur under the Guaranty;

         (o) Consignee fails to notify Consignor in writing within thirty (30) days following the date upon which one or more suits are filed against Consignee by a trade creditor or trade creditors of Consignee demanding relief in the aggregate amount of One Million Dollars ($1,000,000) or more; or

         (p) one or more judgments or arbitration awards are entered against Consignee, or Consignee enters into any settlement agreements with respect to any litigation or arbitration, in the aggregate amount of One Million Dollars ($1,000,000) or more on a claim or claims not covered by insurance.

              Upon the occurrence of any such Event of Default and at any time thereafter during the continuance of such Event of Default, Consignor may, by Notice to Consignee, terminate this Agreement as provided in SECTION 14 and declare all liabilities, indebtedness or obligations of Consignee to be due and payable, PROVIDED, HOWEVER, that the foregoing listing of Events of Default shall not be deemed to limit Consignor's right at any time, even if an Event of Default has not occurred, to demand that Consignor Redeliver Consigned Precious Metal and to demand payment of all liabilities, indebtedness, or obligations of Consignee to Consignor, subject to and pursuant to the provision of SECTION 14 of this Agreement. Upon
    Consignor's declaration or demand, and subject to the terms and conditions of the Intercreditor Agreement, such indebtedness shall become immediately due and payable, both as to principal and/or interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other evidence of such indebtedness, obligations and liabilities to the contrary notwithstanding. Notwithstanding the foregoing, in the case of an Event of Default under
    SECTION 13(f)(i), (ii), (iii), (iv), (v) or (vi) (and assuming that the thirty (30) day period provided for in SECTION 13(f), if applicable, has expired) or under SECTION 13(g) of this Agreement, this Agreement shall terminate immediately and automatically upon the occurrence of such Event of Default, and all of the liabilities, indebtedness or obligations of Consignee shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Consignee, anything contained herein or in any other evidence of such indebtedness, obligations and liabilities to the contrary notwithstanding. Subject to the terms and conditions of the Intercreditor Agreement, Consignor may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by Consignor, under this Agreement or under any agreement securing the obligations of Consignee hereunder, whether afforded by the Uniform Commercial Code or otherwise afforded by law or in equity. The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. Consignee agrees to pay Consignor's reasonable attorney's fees and legal expenses incurred in enforcing Consignor's rights, powers and remedies under this Agreement and any agreement securing the liabilities, indebtedness or obligations of Consignee to Consignor, whether such enforcement is directly by Consignor or through its agent.

    14.  TERMINATION.

         (a) The Consignor's obligation to Deliver Precious Metal under this Agreement shall terminate, at the Consignor's election, upon the occurrence of any Event of Default. Unless otherwise terminated in accordance with the terms hereof, the Consignor's obligation to Deliver Precious Metal under this Agreement shall continue until either Consignor or Consignee elects to terminate this Agreement by not less than thirty (30) day's prior Notice to the other party. Termination of the Consignor's obligation to Deliver Precious Metal under this Agreement shall not affect Consignee's duty to pay and perform in full its obligations to Consignor hereunder. On the effective date (the "Payment Due Date") of the termination of the Consignor's obligation to Deliver Precious Metal under this Agreement or such other date as Consignor shall specify by Notice to Consignee, Consignee shall either Redeliver or purchase and pay for all Consigned Precious Metal which Consignor has previously Delivered and which has not been paid for or Redelivered, the purchase price to be established by Consignor as set forth in the Pricing Schedule.

         (b) Consignee hereby acknowledges that in order to accommodate Consignee's request for Delivery and sale of Precious Metal under this Agreement, Chemical has purchased a one hundred percent (100%) risk participation in the credit extended hereunder, and further acknowledges that in order to provide such consignments and sales of Precious Metal upon the terms set forth herein and in the Pricing Schedule, due to the volatility in the market price of Precious Metal, certain costs may be incurred by Consignor and/or Chemical by Consignee's failure to Redeliver or purchase Precious Metal when due on the Payment Due Date. Accordingly, to induce Consignor and Chemical to enter the transactions contemplated by this Agreement, Consignee hereby acknowledges and agrees that if Consignee fails to Redeliver or pay for all Consigned Precious Metal on or before the Payment Due Date, Consignee hereby irrevocably agrees that such failure, at the option of Consignor, shall be deemed an election by Consignee to purchase all of such outstanding Consigned Precious Metal, the Purchase Price of such Consigned Precious Metal to be as set forth in Paragraph A(b) of the Pricing Schedule. Consignor or Chemical, as agent for Consignor, shall provide Notice to Consignee of such purchase of Precious Metal and the actual Purchase Price therefore. Said Purchase Price together with any applicable fees, premiums and other charges related to the purchase and the Consignments shall be due and payable on the date specified in such Notice and any amount not paid when due shall bear interest from the Payment Due Date at the rate provided in Section 5 hereof until paid in full.

    15.  MISCELLANEOUS

         (a) This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the execution and delivery to Consignor of this Agreement, and shall continue in full force and effect so long as this Agreement and any other indebtedness, obligations and liabilities of Consignee to Consignor is outstanding and unpaid. In this Agreement, reference to a party shall be deemed to include the successors and permitted assigns of such party, and all covenants and agreements in this Agreement by or on behalf of Consignee shall inure to the benefit of Chemical and the successors and assigns of Consignor and Chemical.

         (b) Consignee will reimburse Consignor and Chemical upon demand for all out-of-pocket costs, charges and expenses of Consignor and Chemical (including reasonable fees and disbursements of counsel to Consignor and counsel to Chemical) incurred in connection with (i) the preparation, execution and delivery of this Agreement and any security document, intercreditor agreement, collateral sharing agreement, participation agreement or other agreement related to this Agreement; (ii) the consummation of the transactions contemplated hereby or thereby; (iii) any amendments, modifications, consents or waivers in respect hereof or thereof; and (iv) any enforcement hereof or thereof. Notwithstanding the generality of the foregoing, Consignee will defend, indemnify and hold harmless Consignor, Chemical and their respective employees, agents, officers and directors, from and against any and all reasonable claims, demands, penalties, causes of action, fines, liabilities, settlements, damages, penalties, costs or expenses of whatever kind or nature known or unknown, foreseen or unforeseen, contingent or otherwise arising out of any breach by Consignee of any of the provisions of this Agreement.

         (c) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

         (d) No modification or waiver of any provision of this Agreement, or of any other document contemplated hereby, nor consent to any departure of Consignee from a provision, shall be effective unless the same shall be in writing. A written consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand on Consignee, in any one case, shall entitle Consignee to any other or future notice or demand in the same, similar or other circumstances.

         (e) Neither any failure nor any delay on the part of Consignor in exercising any right, power or privilege hereunder, or in any other instrument given as security therefore, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise, or the exercise of any other right, power or privilege.

         (f) The Consignee hereby acknowledges and agrees that Consignors indebtedness and obligations under this Agreement and the Consignments made pursuant hereto are entitled to the benefits and security of the security documents described on EXHIBIT E hereto, each as amended from time to time.

         (g) (i) This Agreement shall be binding upon and inure to the benefit of the Consignee and the Consignor and their respective successors and assigns, except that the Consignee shall not have the right to assign any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the Consignor. Any such impermissible assignment or delegation shall be void and of no effect. Without limiting the generality of the foregoing, the Consignor shall have the right to assign any of its rights hereunder or delegate any of its obligations hereunder, in whole or in part, and to assign any/or all of its rights and interests hereunder and under any security document securing Consignee's obligations hereunder, as security therefor, and in furtherance thereof, to provide to any prospective or actual assignee financial and other information relating to the Consignee and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Consignee shall have the right in its sole discretion to sell one or more participations to Chemical or other parties in the Consignments and the documents evidencing and securing such Consignments without notice or consent of the Consignee and in connection therewith, to provide Chemical and/or such other participant(s) with financial and other information and copies of documents relating to the Consignee, the Consignments, and the transactions contemplated hereby.

         (h) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         (i) Any Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. As used in this Agreement, the term "person" shall include any individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         (j) CONSIGNEE HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATES OF RHODE ISLAND AND NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF RHODE ISLAND AND THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF ANY OF CONSIGNEE'S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT (PROVIDED, HOWEVER, THAT ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK SHALL ONLY BE BROUGHT IN THE CITY OF NEW YORK IN THE BOROUGH OF

    MANHATTAN), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. CONSIGNEE AND CONSIGNOR EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTER WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN). No party to this Agreement, including BUT NOT LIMITED TO any assignee or successor of a party, shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement, any related instruments. any collateral or the dealings or the relationship between the parties. No party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

    IN WITNESS WHEREOF, Consignor and Consignee have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

WITNESS:                                UNION BANK OF SWITZERLAND

                                        NEW YORK BRANCH


                                        By:
                                            ------------------------------------
                                            Cathleen Callahan
                                            Vice President

                                        By:
                                            ------------------------------------
                                            ----------------------------- Title:

                     (Signatures continued on next page)

                                        OROAMERICA, INC.


                                       By:
                                            ------------------------------------
                                            Shiu Shao
                                            Senior Vice President
                                            Chief Financial Officer

                                  EXHIBIT E



                              SECURITY DOCUMENTS